INVESTMENT MANAGEMENT
Reliable Partner | Reliable Investing®

(d)(14)

May 1, 2023

Voya Partners, Inc.

7337 E. Doubletree Ranch Road

Suite 100

Scottsdale, AZ 85258-2034

Re: Expense Limitations

Ladies and Gentlemen:

By execution of this letter agreement, Voya Investments, LLC ("VIL"), the investment manager to VY® Invesco Comstock Portfolio (the "Portfolio"), agrees that, from May 1, 2023 through May 1, 2024, VIL shall waive all or a portion of its management fee and/or reimburse expenses to limit ordinary operating expenses, excluding interest, taxes, other investment-related costs, leverage expenses, extraordinary expenses such as litigation, other expenses not incurred in the ordinary course of the Portfolio's business, and expenses of any counsel or other persons or services retained by the Portfolio's directors who are not "interested persons," as that term is defined in the 1940 Act, in amounts necessary so that after such waivers and/or reimbursements, the maximum total operating expense ratios of the Portfolio shall be as follows:

Name of Portfolio	Maximum Operating Expense Limit
	(as a percentage of average net assets)

			Share Classes
	Adviser	Initial	R6	Service	Service 2
VY® Invesco Comstock Portfolio	1.20%	0.70%	0.70%	0.95%	1.10%

We are willing to be bound by this letter agreement to lower our fees for the period from May 1, 2023 to May 1, 2024. VIL acknowledges that: (1) it shall not be entitled to collect on or make a claim for waived fees at any time in the future; and (2) it shall not be entitled to collect on or make a claim for reimbursed expenses at any time in the future.

REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK

May 1, 2023

Notwithstanding the foregoing, termination or modification of this letter requires approval by the Board of Directors of Voya Partners, Inc.

Very sincerely,

By: /s/ Todd Modic

Name: Todd Modic

Title: Senior Vice President

Voya Investments, LLC

ACCEPTED AND AGREED TO:

Voya Partners, Inc.

By: /s/ Kimberly A. Anderson

Name: Kimberly A. Anderson

Title: Senior Vice President, Duly Authorized